CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-_________) and related Prospectus of Mines Management, Inc. for the registration of 1,796,000 shares of its common stock and to the incorporation by reference therein of our report dated February 19, 2004, with respect to the consolidated financial statements of Mines Management, Inc. included in its Annual Report (Form 10-KSB/A) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ LeMASTER & DANIELS PLLC

Spokane, Washington

April 5, 2004